Exhibit 10.26

AMENDED AND RESTATED JOINT MARKETING AGREEMENT

THIS AMENDED AND RESTATED JOINT MARKETING AGREEMENT (this “Agreement”) is made as of this 26th day of April 2005, by and between Resorts International Hotel, Inc., a New Jersey corporation having a place of business at 1133 Boardwalk, Atlantic City, New Jersey 08401 (“RIH”), Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company having a place of business at The Las Vegas Hilton, 3000 Paradise Road, Las Vegas, Nevada 89109 (“LVH”) and Resorts International Holdings, LLC, a Delaware limited liability company (“RIH Resorts,” and together with the direct and indirect subsidiaries of RIH Resorts set forth on Schedule A hereto, “Resorts”), having places of business at Resorts East Chicago, 777 Harrah’s Boulevard, East Chicago, Indiana 46312, Resorts Tunica, 1100 Casino Strip Boulevard, Robinsonville, Mississippi 38664, The Atlantic City Hilton, Boston Avenue & The Boardwalk, Atlantic City, New Jersey 08401 and Bally’s Tunica, 1450 Bally’s Boulevard, Robinsonville, Mississippi 38664.

RECITALS:

A. RIH owns and operates “Resorts Atlantic City,” a hotel and casino resort facility located in Atlantic City, New Jersey (“RIH Casino”).

B. LVH owns and operates “The Las Vegas Hilton” a hotel and casino resort facility located in Las Vegas, Nevada (“LVH Casino”).

C. Resorts owns and operates “Resorts East Chicago,” a hotel and casino resort facility located in East Chicago, Indiana (the “IN Casino”), “Resorts Tunica,” a hotel and casino resort facility located in Robinsonville, Mississippi (“MS I Casino”), “The Atlantic City Hilton,” a hotel and casino resort facility located in Atlantic City, New Jersey (the “NJ Casino”) and “Bally’s Tunica,” a hotel and casino resort facility located in Robinsonville, Mississippi (the “MS II Casino” and together with the IN Casino, the MS I Casino, and the NJ Casino, the “Resorts Casinos”). The RIH Casino, the LVH Casino and the Resorts Casinos are referred to herein collectively as the “Casinos”.

D. By virtue of extensive marketing and promotion, and adhering to the highest standards of service, the name “RESORTS INTERNATIONAL” and the related marks listed on Schedule B hereto (collectively, the “Resorts International Marks”) have become well-known to the public, and enjoy a superior reputation and widespread goodwill with respect to the quality of services and products bearing the Resorts International Marks.

E. RIH, LVH and Resorts each has substantial experience in the marketing and operation of hotel and casino resort facilities, and independently possesses unique and proprietary knowledge in the areas of marketing database systems management and premium player development.

F. RIH, LVH and Resorts each believe it to be in their best interests to promote its respective Casino(s) by undertaking certain joint advertising and marketing efforts in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises and representations contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	JOINT ADVERTISING AND MARKETING EFFORTS.

1.1 Cooperative Covenant. The parties agree to cooperatively develop and implement such joint advertising and marketing programs for the Casinos as they may mutually agree upon. In connection with the efforts of the parties under this Agreement, each party shall utilize such personnel, resources, skills, know-how and information, as it considers necessary and consistent with its internal policies. It is understood by the parties that the nature of this cooperative effort is such that results cannot be guaranteed and that these efforts are being performed on a best efforts basis.

1.2 Joint Advertising and Marketing Efforts. Each of RIH, LVH and Resorts shall (a) use reasonable efforts to cross-advertise one another’s Casino through their promotional materials and customer service representatives and (b) undertake and coordinate such additional promotional and marketing initiatives as the parties may agree from time to time. Each of the parties specifically agree that the form, content and design of any and all advertisements and promotional materials featuring the other party shall at all times during the Term (as defined below) be subject to such party’s final approval.

1.3 Participation in Promotions. Each of RIH, LVH and Resorts may, to the extent practicable, participate in promotional events sponsored by the other parties. Such participation shall in each case be on a case-by-case basis.

1.4 Identification in Promotional Materials. Throughout the Term of this Agreement, each of the parties agree to include a prominent references to the RIH Casino, the LVH Casino and the Resorts Casinos, as the case may be, on all promotional and advertising material where such a reference would be appropriate.

1.5 Joint Review. Each of LVH, RIH and Resorts shall designate a person with authority to review and approve on behalf of such party all promotional materials using the Marks (as hereinafter defined) of such party. There shall be overall joint cooperation and review of all proposed promotional and marketing initiatives. Periodic conferences shall be held among RIH, LVH and Resorts personnel to review the progress of the advertising and marketing initiatives implemented pursuant to this Agreement and to discuss and review in advance any new advertising and marketing strategies. The parties shall make a good faith effort to agree on any necessary changes to the advertising and marketing strategies developed under this Agreement, but final approval of any program or use of the Marks of a party shall be in such party’s sole discretion.

1.6 Mutual Covenant as to Advertisement. Each of RIH, LVH and Resorts agrees that its marketing and advertising efforts shall at all times comply with all applicable laws, rules and regulations and will not contain any material which is obscene, threatening, fraudulent, harassing, libelous, infringing of third party intellectual property rights, or otherwise illegal or offensive.

1.7. LVH Hilton Agreement. RIH and Resorts acknowledge that LVH is subject to certain limitations and is required to comply with certain procedures in connection with advertising and marketing under the License Agreement dated as of June 18, 2004 between LVH and Hilton Inns, Inc. (the “LVH Hilton License”). The parties agree that any advertising and/or marketing of the LVH Casino is subject in all respects to the terms of the LVH Hilton License, and that in connection with any advertising and/or marketing of the LVH Casino by any means, including, without limitation, the use of websites, RIH and Resorts shall comply with all applicable terms, conditions and limitations set forth in the LVH Hilton License.

1.8. AC Hilton Agreement. RIH and LVH acknowledge that Resorts is subject to certain limitations and is required to comply with certain procedures in connection with advertising and marketing under the License Agreement dated as of April     , 2005 between RIH Acquisitions NJ, LLC and Hilton Inns, Inc. (the “AC Hilton License”). RIH and LVH agree that any advertising and/or marketing of the NJ Casino is subject in all respects to the terms of the AC Hilton License, and that in connection with any advertising and/or marketing of the NJ Casino by any means, including, without limitation, the use of websites, RIH and LVH shall comply with all applicable terms, conditions and limitations set forth in the AC Hilton License.

1.9. Bally’s Tunica Agreement. RIH and LVH acknowledge that Resorts is subject to certain limitations and is required to comply with certain procedures in connection with advertising and marketing under the License Agreement dated as of March 2, 2005 between Caesars Entertainment, Inc. and RIH Acquisitions MS II, LLC (the “Bally’s License”). RIH and LVH agree that any advertising and/or marketing of the MS II Casino is subject in all respects to the terms of the Bally’s License, and that in connection with any advertising and/or marketing of the MS II Casino by any means, including, without limitation, the use of websites, RIH and LVH shall comply with all applicable terms, conditions and limitations set forth in the Bally’s License.

2.	TERM.

2.1 Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of ten (10) years (the “Initial Term”) and, at the end of the Initial Term and each year thereafter, shall automatically renew for an additional one (1) year (Initial Term together with any renewal, the “Term”) unless the Initial Term or Term are sooner terminated as provided for herein.

2.2 Termination. This Agreement may be terminated:

a. Upon six (6) months’ prior written notice to the other parties; or

b. Upon the mutual written consent of all parties.

2.3 Automatic Termination. This Agreement shall automatically terminate upon the occurrence of any of the following events:

a. The breach by a party of any of its obligations hereunder provided that the other party has given written notice of the alleged breach and such breach is continuing after thirty (30) days from the date of said notice;

b. The loss by such party of any license required to operate any Casino;

c. Any material part of the parties’ rights under this Agreement shall be declared invalid or unenforceable;

d. Such party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition or has a petition filed against it under any bankruptcy, insolvency, reorganization or similar law in any country, commits an act of bankruptcy or similar law or takes any action to effect any of the foregoing;

e. The acquisition of such party by a third party, whether by way of merger, consolidation, asset sale or stock sale.

f. In the event Archon Financial, L.P. exercises any of it remedies pursuant to the Loan Agreement dated as of June 18, 2004 between LVH, as Borrower, and Archon Financial, L.P., as Lender, including foreclosure on the LVH Casino or the tender by LVH of a deed in lieu of foreclosure.

3.	CROSS-LICENSING PROVISIONS.

3.1 Trademark Licensing.

a. License Grant to RIH and Resorts. LVH hereby grants to RIH and Resorts a non-exclusive, limited, worldwide, non-assignable and royalty-free license throughout the Term of this Agreement (i) to display the LVH Trademarks (as defined below) on RIH’s and Resorts’ Internet web sites and RIH’s and Resorts’ promotional materials in order to promote the LVH Casino and (ii) to otherwise carry out RIH’s and Resorts’ obligations under this Agreement. RIH and Resorts hereby agree not to use the LVH Trademarks or any confusingly similar marks in connection with any goods or services other than those relating to the LVH Casino. For purposes of this Agreement, the “LVH Trademarks” shall mean those trademarks, service marks, names, logos and designations identified in Schedule C attached hereto, together with such other marks that may be adopted by LVH after the date hereof and included within the scope of this Agreement by notice from LVH to RIH and Resorts.

b. License Grant to LVH and Resorts. RIH hereby grants to LVH and Resorts a non-exclusive, limited, worldwide, non-assignable and royalty-free license throughout the Term of this Agreement (i) to display the RIH Trademarks (as defined below) on LVH’s and Resorts’ Internet web sites and LVH’s and Resorts’ promotional materials in order to promote the RIH Casino and (ii) to otherwise carry out LVH’s and Resorts’ obligations under this Agreement. LVH and Resorts hereby agree not to use the RIH Trademarks or any confusingly similar marks in connection with any goods or services other than those relating to the RIH Casino other than as expressly provided herein. For purposes of this Agreement, the “RIH Trademarks” shall mean those trademarks, service marks, names, logos and designations identified in Schedule D attached hereto, together with such other marks that may be adopted by RIH after the date hereof and included within the scope of this Agreement by notice from RIH to LVH and Resorts. In addition, RIH hereby grants to LVH and Resorts a non-exclusive, worldwide, non-assignable and royalty-free license throughout the Term of this Agreement to use the Resorts International Marks in connection with the operation, advertising and promotion of the LVH Casino, and the Resorts Casinos and the right to sublicense the Resorts International Marks to Hilton Inns, Inc. pursuant to the LVH Hilton License.

c. License Grant to RIH and LVH. Resorts hereby grants to RIH and LVH a non-exclusive, limited, worldwide, non-assignable and royalty-free license throughout the Term of this Agreement (i) to display the Resorts Trademarks (as defined below) on RIH’s and LVH’s Internet web sites and RIH’s and LVH’s promotional materials in order to promote the Resorts Casinos and (ii) to otherwise carry out RIH’s and LVH’s obligations under this Agreement. RIH and LVH hereby agree not to use the Resorts Trademarks or any confusingly similar marks in connection with any goods or services other than those relating to the Resorts Casinos. For purposes of this Agreement, the “Resorts Trademarks” shall mean those trademarks, service marks, names, logos and designations identified in Schedule E attached hereto, together with such other marks that may be adopted by Resorts after the date hereof and included within the scope of this Agreement by notice from Resorts to RIH and LVH (the Resorts Trademarks, the LVH Trademarks, the RIH Trademarks and the Resorts International Marks shall be collectively referred to as the “Marks”).

3.2 Title to Marks. Each of the parties acknowledges that nothing contained in this Agreement transfers to the other party any right, title or proprietary interest (including without limitation any intellectual property rights), in any part of the marketing or promotional efforts which are the subject matter hereof, or any proprietary information including, without limitation, the Marks, trade secrets, know-how, inventions, patents (including applications, extensions, continuations, renewals and re-issues thereof), copyrights and designs. Except as provided herein, no licenses of the parties’ respective Marks are granted or implied under this Agreement.

3.3 Goodwill Associated with Marks. The parties agree that protection of the goodwill associated with their respective Marks and the protection of consumers against trademark confusion are of paramount importance to each of them. Accordingly, the parties covenant not to do anything that would damage the goodwill presently associated with the LVH Trademarks, the RIH Trademarks, the Resorts International Marks or the Resorts Trademarks, as the case may be, and to always cooperate with each other to prevent consumers from being confused as to the source or origin of the goods and services produced and marketed by each of them under their respective Marks.

3.4 Use of Resorts International Marks and RIH Trademarks. RIH shall have the right to exercise quality control over the Resorts International Marks and the RIH Trademarks to the extent necessary to maintain the validity of the Resorts International Marks and the RIH Trademarks and to protect the goodwill associated therewith. In using the Resorts International Marks and the RIH Trademarks, LVH and Resorts shall adhere to a level of quality consistent with the standards of quality established for the Resorts International Marks and the RIH Trademarks by RIH. In addition, whenever LVH or Resorts uses the Resorts International Marks or RIH Trademarks in any media of general circulation, including the Internet, LVH or Resorts, as the case may be, shall use the Resorts International Marks or RIH Trademarks, as the case may be, in such fashion as to identify clearly LVH or Resorts, as the case may be, as the origin of such use. Upon RIH’s reasonable request, LVH or Resorts shall submit to RIH for its approval samples of proposed or actual uses by LVH or Resorts, as the case may be, of the Resorts International Marks and the RIH Trademarks.

3.5. Use of LVH Trademarks. LVH shall have the right to exercise quality control over the LVH Trademarks to the extent necessary to maintain the validity of the LVH Trademarks and to protect the goodwill associated therewith. In using the LVH Trademarks, RIH and Resorts shall adhere to a level of quality consistent with the standards of quality established for the LVH Trademarks by LVH. In addition, whenever RIH or Resorts uses the LVH Trademarks in any media of general circulation, including the Internet, RIH or Resorts, as the case may be, shall use the LVH Trademarks in such fashion as to identify clearly RIH or Resorts, as the case may be, as the origin of such use. Upon LVH’s reasonable request, RIH or Resorts shall submit to LVH for its approval samples of proposed or actual uses by RIH or Resorts, as the case may be, of the LVH Trademarks.

3.6. Use of Resorts Trademarks. Resorts shall have the right to exercise quality control over the Resorts Trademarks to the extent necessary to maintain the validity of the Resorts Trademarks and to protect the goodwill associated therewith. In using the Resorts Trademarks, RIH and LVH shall adhere to a level of quality consistent with the standards of quality established for the Resorts Trademarks by Resorts. In addition, whenever RIH or LVH uses the Resorts Trademarks in any media of general circulation, including the Internet, RIH or LVH, as the case may be, shall use the Resorts Trademarks in such fashion as to identify clearly RIH or LVH, as the case may be, as the origin of such use. Upon Resorts’ reasonable request, RIH or LVH shall submit to Resorts for its approval samples of proposed or actual uses by RIH or LVH, as the case may be, of the Resorts Trademarks.

3.7. Use of LVH Trademarks. RIH and Resorts acknowledge that LVH licenses certain of the LVH Trademarks from Hilton Inns, Inc. pursuant to the LVH Hilton License (the “LVH Hilton Marks”). RIH and Resorts agree that the sub-license of the LVH Hilton Marks set forth in Section 3.1(a) herein is subject in all respects to the terms of the LVH Hilton License, and that in connection with any use by RIH or Resorts of the LVH Hilton Marks, RIH or Resorts, as the case may be, shall comply with all applicable terms, conditions and limitations set forth in the LVH Hilton License.

3.8. Use of Resorts Trademarks. RIH and LVH acknowledge that RIH Acquisitions NJ, LLC (“RIH NJ”), a wholly owned subsidiary of RIH Resorts, licenses certain of the Resorts Trademarks from Hilton Inns, Inc. pursuant to the AC Hilton License (the “AC Hilton Marks”) and that RIH Acquisitions MS II, LLC (“RIH MS II”), a wholly owned subsidiary of RIH Resorts, licenses certain of the Resorts Trademarks from Caesars Entertainment, Inc. pursuant to the Bally’s License (the “Bally’s Marks”). RIH and LVH agree that the license of the AC Hilton Marks and the Bally’s Marks set forth in Section 3.1(c) herein is subject in all respects to the terms of the AC Hilton License and the Bally’s Marks, respectively, and that in connection with any use by RIH or LVH of the AC Hilton Marks or the Bally’s Marks (as affiliated entities of RIH NJ and RIH MS II), RIH or LVH, as the case may be, shall comply with all applicable terms, conditions and limitations set forth in the AC Hilton License or the Bally’s License, as the case may be.

4.	COST ALLOCATION.

4.1 Cost Allocation.

Any party that incurs costs in excess of its direct share or any expense which is directly allocable to or incurred on behalf of another party shall be reimbursed by such party so long as such party consented to such expense prior to the incurrence of same, it being acknowledged that the intent of this Section 4.1 shall be to allocate all such costs and expenses among RIH, LVH and Resorts in proportion to the benefits received by each party as a result of such costs and expenses. RIH, LVH and Resorts agree to use their reasonable best efforts to determine the relative benefits derived by each party from each of the costs and expenses incurred pursuant to this Agreement and to allocate each such cost or expense among the parties accordingly. A party seeking reimbursement shall issue a reimbursement request to the other parties detailing the costs and expenses for which reimbursement is sought, the calculation of each party’s share of such costs and expenses, and such supporting documentation and other information as the other parties may reasonably request. Within twenty (20) days of receipt of a reimbursement request and supporting documentation, the parties with the reimbursement obligations shall reimburse the party seeking reimbursement for such costs and expenses. All expenses associated with the compliance of any governmental authority regulating gaming in the States of New Jersey, Nevada, Indiana and Mississippi, including without limitation the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Indiana Gaming Commission, the Indiana State Police, Gaming Division and the Mississippi Gaming Commission shall be the expense of the party regulated by such authority.

4.2 Expenses. Each of RIH, LVH and Resorts agrees to be solely responsible for and to pay out of its own funds all expenses incurred by such party relating to or arising out of such party’s performance of this Agreement, including without limitation, fees, taxes, insurance premiums, legal and accounting service fees, all secretarial, photocopying, telecommunications, office supplies and other support services, and travel, food and lodging expenses.

4.3 Employer Liability. Unless otherwise mutually agreed among the parties, each party agrees that its shall be solely responsible for, and that the other parties shall have no liability with respect to, the compensation of and any claims asserted by its respective officers, directors, partners, members, employees or agents assigned or requested to perform under this Agreement. For purposes of this Section 4.3, “compensation” shall include salary, wages, benefits and federal, state and local payroll taxes, and “claims” shall include disability, workers’ compensation, discrimination or other employer liability or tort claim.

5.	CONFIDENTIALITY.

5.1 Confidentiality. Each of RIH, LVH and Resorts acknowledges that it may acquire Confidential Information (as defined below) with respect to the other parties and the businesses such parties conducts. In connection therewith, each party covenants to refrain from disclosing at any time any such Confidential Information with respect to the other parties unless legally compelled to disclose such information in response to a summons, order or subpoena issued by a court or governmental agency (provided that such party shall have provided the other affected party or parties with prompt written notice of any such request or requirement so that it or they may seek a protective order or other appropriate remedy). Upon any termination of this Agreement, each party agrees to return to each other party all documents or recorded material of any type (including all copies thereof) which may be in its possession or under its control and which constitutes or relates to Confidential Information of such other party.

For purposes of this Agreement “Confidential Information” shall mean all confidential information with respect to a party and its affiliates and the business they conduct, including, without limitation, confidential information and trade secrets concerning business and other plans, customer names, customer requirements and supplier names, profit formulas and financial plans. “Confidential Information” shall not include (i) information generally known to the public, and (ii) information properly and legally received from a third party which is not an affiliate of RIH, LVH or Resorts and which is not under any duty to the other party not to disclose such information.

5.2 Remedies. Each of RIH, LVH and Resorts hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies each may have available to it pursuant to the laws of any jurisdiction or common law or judicial precedent to prevent the disclosure of proprietary or Confidential Information, and the enforcement by either of them of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

5.3 Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

6.	INDEMNIFICATION.

6.1 Each of RIH, LVH and Resorts (each an “Indemnitor”) agrees to indemnify each other party and such party’s officers, members, shareholders, employees, agents and controlling persons (collectively, “Indemnitees”) from and against any and all liabilities imposed on such party and its Indemnitees by any governmental authority by reason of Indemnitor’s performance of its obligations under this Agreement.

6.2 Each of RIH, LVH and Resorts agrees to indemnify and hold each other party and such party’s Indemnitees free and harmless from and against any damages, liability, cost, claim, fee, obligation or expense, including attorneys’ fees and expenses incurred in defense of any of the foregoing (“Losses”), arising out of or in connection with this Agreement; provided, however, that the obligation to indemnify and hold harmless hereunder shall not include any Losses suffered by any party or its Indemnitees arising out of the gross negligence or willful misconduct of any such party or its Indemnitees or the performance of duties not in conformity with, or in breach of, this Agreement.

6.2 The provisions of this Section 6 shall survive any termination of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES.

7.1 RIH Representations and Warranties. RIH represents and warrants as follows:

a. RIH is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of its organizational documents or operating agreement, or any other agreement to which it is a party or pursuant to which any of its assets are bound.

c. This Agreement has been duly executed and delivered by RIH and constitutes the legal, valid and binding obligation of RIH enforceable against it in accordance with its terms.

7.2 LVH Representations and Warranties. LVH represents and warrants as follows:

a. LVH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of its organizational documents or operating agreement, or any other agreement to which it is a party or pursuant to which any of its assets are bound.

c. This Agreement has been duly executed and delivered by LVH and constitutes the legal, valid and binding obligation of LVH enforceable against it in accordance with its terms.

7.3 RIH Resorts Representations and Warranties. RIH Resorts represents and warrants as follows:

a. RIH Resorts is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to conduct its business as now conducted. Each of the subsidiaries of RIH Resorts set forth on Schedule A hereto is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule A hereto, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by RIH Resorts of this Agreement and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of the organizational documents or operating agreement of RIH Resorts, or any of its subsidiaries set forth on Schedule A hereto, or any other agreement to which it is a party or pursuant to which any of its assets are bound .

c. This Agreement has been duly executed and delivered by RIH Resorts and constitutes the legal, valid and binding obligation of Resorts enforceable against it in accordance with its terms.

8.	MISCELLANEOUS.

8.1 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

8.2 Relationship of the Parties. For all purposes herein, RIH, LVH and Resorts shall be deemed to be independent contractors of one another and neither party shall act, represent or hold itself out as having authority to act as an agent or partner of the other party. Nothing express or implied in this Agreement is intended or shall be construed to create or establish a joint venture or a partnership between the parties hereof.

8.3 Limitation on Damages. None of the parties shall be liable to the other parties for any consequential damages resulting from a breach hereof.

8.4 Further Acts. RIH Resorts shall cause any of its direct or indirect subsidiaries to take any and all actions required to be taken by any such subsidiary pursuant to the terms of this Agreement and the transactions contemplated hereby.

8.5 Force Majeure. None the parties shall be responsible for delays, failures or omissions due to any cause beyond its reasonable control, wherever arising and not due to its own negligence and which cannot be overcome by the exercise of due diligence, including, but not limited to, labor disturbances, riots, fires, earthquakes, floods, storms, lightening, epidemics, war, civil disorders, hostilities, expropriation or confiscation of properties, failure of or delays by carriers, interference by civil or military authorities, acts of God, acts or regulations of Federal, state or local governments or branches or agencies thereof. When the event operating to excuse performance by either party shall cease this Agreement shall continue in full force and effect.

8.6 Assignments. This Agreement shall not be assigned by any of the parties without the prior written consent of the other parties, which consent shall not be unreasonably withheld. No such assignment shall be valid until approved to the extent required by the New Jersey Casino Control Commission, the Nevada Gaming Commission, the Indiana Gaming Commission, the Mississippi Gaming Commission or any other applicable regulatory authority. If an assignment is so approved, this Agreement shall inure to the benefit of and be binding on the assignee or subcontractor.

8.7 Dispute Resolution. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, any amendments thereof, or the breach thereof, shall be determined and settled by arbitration in New York, New York in accordance with the Rules of the American Arbitration Association. Any award rendered therein shall be final and binding on the parties, and judgment may be entered thereon in any court having jurisdiction thereof. All costs of arbitration shall be borne equally.

8.8 Amendments. This Agreement may not be amended, modified, altered or waived, in whole or in part, except by a subsequent writing, signed by both parties.

8.9 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given to the applicable party (i) on the date of personal delivery or delivery by telecopier, (ii) on the business day immediately following transmittal to a major overnight commercial courier, or (iii) five (5) days after deposit in the United States mail, postage prepaid, in any case addressed to the address or telecopy number of the applicable party set forth below, or such other address or number as such party may hereafter specify by notice to the other:

If to RIH:	Resorts International Hotel, Inc.
1133 Boardwalk
Atlantic City, New Jersey 08401
Facsimile: 609-340-7892
Attention: Nicholas R. Amato
Sr. Vice President & General Counsel

If to LVH:	Colony Resorts LVH Acquisitions, LLC
The Las Vegas Hilton
3000 Paradise Road
Las Vegas, Nevada 89109
Facsimile: 702-739-5927
Attention: Lou Dorn
Vice President & General Counsel

If to Resorts:	Resorts International Holdings, LLC
c/o Colony Capital, LLC
660 Madison Avenue
New York, New York 10021
Facsimile: 212-593-5433
Attention: Eric J. Matejevich

With a copy to:	Colony Capital, LLC
1999 Avenue of the Stars, Suite 1200
Los Angeles, California 90067
Facsimile: 310-282-8816
Attention: Joy Mallory

8.10 Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the internal laws of the State of New Jersey.

8.11 Casino/Gambling Acts. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the gaming laws and the regulations of the States of Indiana, Mississippi, Nevada and New Jersey (collectively, the “Applicable Gaming Laws”), incorporate by reference such provisions as if fully restated in this Agreement and shall, to the extent required, be conditioned upon approval of the New Jersey Casino Control Commission, the Nevada Gaming Commission, the Indiana Gaming Commission and the Mississippi Gaming Commission. To the extent that any term or provision contained in this Agreement shall be inconsistent with the Applicable Gaming Laws, the provisions of such Applicable Gaming Laws shall govern. To the extent so required pursuant to the laws of the laws of the State of New Jersey, the State of Nevada, the State of Indiana or the State of Mississippi, the New Jersey Casino Control Commission, the Nevada Gaming Commission, the Indiana Gaming Commission, the Mississippi Gaming Commission and any other applicable regulatory authority shall have the right to subsequently disapprove and cancel this Agreement. Each party agrees to perform its duties under this Agreement in accordance with the laws, ordinances, regulations and rules of any and all qualified public authorities having jurisdiction over the conduct of each of the parties’ business and Casinos, including without limitation, New Jersey Casino Control Commission, the Nevada Gaming Commission, the Indiana Gaming Commission and the Mississippi Gaming Commission.

8.12 Entire Agreement. This document constitutes the entire agreement between the parties, all prior oral or written agreements being merged herein, and supersedes all prior representations and agreements including, without limitation, the Original Agreement. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

8.13 Captions. The captions used herein are for convenience only and do not in any way affect, limit, amplify or otherwise modify the terms and provisions of this Agreement.

8.14 Counterparts. This Agreement may be executed in one or more counterparts with each such counterpart deemed to be an original hereof and all such counterparts deemed to be one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Joint Marketing Agreement as of the day and year first written above.

Resorts International Hotel, Inc.

By:	/s/ Audrey S. Oswell
Audrey S. Oswell
President and Chief Executive Officer

Colony Resorts LVH Acquisitions, LLC

By:	/s/ Rodolfo Prieto
Rodolfo Prieto
Chief Executive Officer and General Manager

Resorts International Holdings, LLC

By:	/s/ Eric J. Matejevich
Eric J. Matejevich
Chief Financial Officer and Treasurer